Exhibit 99.1

FOR IMMEDIATE RELEASE

Clark Holdings Inc. Announces a $1.275 Million Reduction in Purchase Price of The Clark Group, Inc.

New York, NY – January 4, 2010 – Clark Holdings Inc. ("Clark") (NYSE AMEX: GLA) today announced the Company has reached a settlement agreement with the Sellers of The Clark Group, Inc. to reduce the original purchase price outlined in the Stock Purchase Agreement dated May 18, 2007, by $1,275,000.  By way of this settlement agreement, Clark Holdings Inc. will receive $1,275,000 from the $5,000,000 that was held in escrow in the event a purchase price adjustment became necessary, with the remaining $3,725,000 going to the sellers. Speaking on behalf of the entire Board of Directors, Gregory Burns stated, “We are pleased to have resolved our dispute with the Sellers.  The settlement agreement further strengthens Clark's balance sheet and permits Clark's management team to devote its full time and attention to ongoing cost reduction and growth initiatives.”

About Clark
Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

This press release may contain certain forward-looking statements including statements with regard to the future performance of Clark Holdings Inc. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties that are detailed in Clark Holdings Inc.'s filings with the Securities and Exchange Commission. Clark Holdings Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Gregory Burns
Clark Holdings Inc.
646-495-5094